Goldman
Sachs Variable Insurance Trust
GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, NEW YORK, NEW YORK 10005
Mid Cap Value Fund

Semiannual Report
June 30, 2005

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Shareholder Letter

Dear Shareholders:

This report provides an overview on the performance of the Goldman Sachs Variable Insurance Trust — Mid Cap Value Fund during the six-month reporting period that ended June 30, 2005.

Market Review

The U.S. equity markets finished the reporting period with relatively flat returns despite reaching both highs and lows of the year. Overall, during the reporting period, the equity market, as measured by the S&P 500 Index, returned -0.81%. Throughout the period, investor sentiment related to interest rates and commodity prices drove the market’s direction. After bottoming in April and then surging in May, the markets weakened in June as oil prices exceeded $60 a barrel. Despite low interest rates and an improved outlook for economic growth, investor confidence was shaken by continued troubles in the U.S. auto industry.

Investment Objective

The Fund seeks long-term capital appreciation.

Portfolio Composition

Top 10 Portfolio Holdings as of June 30, 2005*

		% of
Company	Business	Net Assets

EOG Resources, Inc.	Energy Resources	3.5%
PPL Corp.	Electrical Utilities	2.7
Lennar Corp.	Construction	2.5
AGL Resources, Inc.	Gas Utilities	2.3
Federated Department Stores, Inc.	Retail Apparel	2.1
iStar Financial, Inc.	REITs	2.1
Entergy Corp.	Electrical Utilities	2.0
PG&E Corp.	Electrical Utilities	1.9
M&T Bank Corp.	Regional Banks	1.9
Zions Bancorp	Regional Banks	1.9

* Opinions expressed in this report represent our present opinions only. Reference to individual securities should not be construed as a commitment that such securities will be retained in the Fund. From time to time, the Fund may change the individual securities it holds, the number or types of securities held and the markets in which it invests. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. References to individual securities do not constitute a recommendation to the investor to buy, hold or sell such securities. In addition, references to past performance of the Fund do not indicate future returns, which are not guaranteed and will vary. Furthermore, the value of shares of the Fund may fall as well as rise.

Performance Review

Over the six-month period that ended June 30, 2005, the Fund generated a cumulative total return of 6.22%. Over the same time period, the Fund’s benchmark, the Russell Midcap Value Index (with dividends reinvested) generated a cumulative total return of 5.51%.

Stock selection was strongest in the Healthcare, Financial, and Industrial sectors, while investments in Utilities, Services, and REITs generated more modest gains.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Shareholder Letter (continued)

Top contributors to performance included Abercrombie and Fitch Co. in Consumer Cyclicals, Activision Inc. in Technology, and Williams Companies in Energy. Abercrombie & Fitch benefited from changes in its merchandising strategies earlier in the year, which we believe enabled it to compete with department store labels more effectively while increasing same store sales. We subsequently eliminated Abercrombie and Fitch from the portfolio as it reached our price target. Activision, a video game maker/marketer, increased its earnings guidance for 2005 and reported better than expected holiday sales. We believe the company remains attractively valued and is a consistent free cash flow generator. Williams Companies, the one-time troubled natural gas firm, announced further progress in its debt reduction efforts and increased its dividend for the first time in two years. The dividend increase and its magnitude, from one cent to five cents, signaled to investors the near completion of its multi-year restructuring program.

One of the Fund’s largest detractors from performance was Ditech Communications Corp. The telecom equipment supplier reported earnings that fell short of high revenue expectations due to an order disruption in Asia and weak demand in North America. The company’s management, which we consider to be conservative, also guided revenue forecasts to more achievable levels. We added to the Fund’s position in the fourth quarter of 2004, as we believe it is operating at margins well below historical peak levels and trades at a discount versus its peers.

As in the past, we thank you for your continued confidence.

Goldman Sachs Value Portfolio Management Team

July 18, 2005

Shares of the Goldman Sachs Variable Insurance Trust (“VIT”) Mid Cap Value Fund are offered to separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Fund are not offered directly to the general public. The variable annuity contracts and variable life insurance policies are described in the separate prospectuses issued by participating insurance companies. You should refer to those prospectuses for information about surrender charges, mortality and expense risk fees and other charges that may be assessed by participating insurance companies under the variable annuity contracts or variable life insurance policies. Such fees or charges, if any, may affect the return you may realize with respect to your investments. Ask your representative for more complete information. Please consider a fund’s objectives, risks and charges and expenses, and read the prospectus carefully before investing. The prospectus contains this and other information about the Fund.

The VIT Mid Cap Value Fund invests primarily in mid-capitalization U.S. equity investments and is subject to market risk so that the value of the securities in which it invests may go up or down in response to the prospects of individual companies, particular industry sectors and/or general economic conditions. The securities of mid-capitalization companies involve greater risks than those associated with larger, more established companies and may be subject to more abrupt or erratic price movements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

SECTOR ALLOCATION AS OF JUNE 30, 2005†

Percentage of Portfolio Investments

† The Fund is actively managed and, as such, its composition may differ over time. The percentage shown for each investment category reflects the value of investments in that category as a percentage of market value. Short-term investments include repurchase agreements and securities lending collateral.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Investments

June 30, 2005 (Unaudited)

Shares	Description	Value
Common Stocks – 97.6%

Biotechnology – 1.4%
586,922	MedImmune, Inc.*	$15,682,556

Brokers – 1.4%
158,013	The Bear Stearns Companies, Inc.	16,423,871

Chemicals – 3.1%
612,386	Agrium, Inc.	12,008,889
117,741	Carlisle Cos., Inc.	8,080,565
342,440	Rohm & Haas Co.	15,868,670

		35,958,124

Computer Hardware – 4.5%
235,840	Amphenol Corp.	9,473,693
222,300	Avocent Corp.*	5,810,922
209,416	CDW Corp.	11,955,559
241,813	Ditech Communications Corp.*	1,569,366
20,992	Ingram Micro, Inc.*	328,735
383,690	Tech Data Corp.*	14,046,891
332,496	Xerox Corp.*	4,585,120
109,869	Zebra Technologies Corp.*	4,811,164

		52,581,450

Computer Software – 1.2%
841,240	Activision, Inc.*	13,897,285

Construction – 2.5%
450,254	Lennar Corp.(a)	28,568,616

Consumer Durables – 2.1%
194,486	Mohawk Industries, Inc.*	16,045,095
187,136	The Stanley Works	8,522,173

		24,567,268

Defense/Aerospace – 2.3%
165,825	Alliant Techsystems, Inc.*	11,707,245
314,985	Rockwell Collins, Inc.(a)	15,018,485

		26,725,730

Diversified Energy – 2.4%
926,776	The Williams Companies, Inc.	17,608,744
291,387	Western Gas Resources, Inc.	10,169,406

		27,778,150

Drugs – 1.6%
237,729	Charles River Laboratories International, Inc.*	11,470,424
314,584	IVAX Corp.*	6,763,556

		18,233,980

Electrical Utilities – 11.0%
142,049	Cinergy Corp.	6,366,636
162,152	CMS Energy Corp.*	2,442,009
286,361	Edison International	11,611,939
304,949	Entergy Corp.	23,038,897
275,997	FirstEnergy Corp.	13,278,216
585,008	PG&E Corp.	21,961,200
27,619	Pinnacle West Capital Corp.	1,227,665
161,721	PNM Resources, Inc.	4,659,182
532,855	PPL Corp.	31,640,930
40,914	Public Service Enterprise Group, Inc.	2,488,389
221,481	Wisconsin Energy Corp.	8,637,759

		127,352,822

Energy Resources – 6.0%
715,621	EOG Resources, Inc.(a)	40,647,273
194,832	Noble Energy, Inc.	14,739,041
514,297	Range Resources Corp.	13,834,589

		69,220,903

Environmental & Other Services – 1.1%
353,457	Republic Services, Inc.	12,727,987

Food & Beverage – 2.3%
473,014	Archer-Daniels-Midland Co.	10,113,039
420,088	Smithfield Foods, Inc.*	11,455,800
179,827	The Pepsi Bottling Group, Inc.	5,144,850

		26,713,689

Gas Utilities – 2.5%
675,432	AGL Resources, Inc.	26,105,447
74,792	Energen Corp.	2,621,459

		28,726,906

Health Insurance – 1.9%
568,258	Health Net, Inc.*	21,684,725

Home Products – 2.6%
646,863	Newell Rubbermaid, Inc.	15,421,214
254,890	The Clorox Co.	14,202,471

		29,623,685

Hotel & Leisure – 2.6%
586,872	Callaway Golf Co.	9,055,435
149,293	Harrah’s Entertainment, Inc.	10,759,547
447,465	Hilton Hotels Corp.	10,672,040

		30,487,022

Information Services – 0.8%
1,307,881	BearingPoint, Inc.*(a)	9,586,768

Life Insurance – 1.2%
257,036	Torchmark Corp.(a)	13,417,279

Media – 1.3%
349,628	Lamar Advertising Co.*	14,953,590

Medical Providers – 0.6%
698,321	WebMD Corp.*	7,171,757

Motor Vehicle – 1.3%
197,335	Autoliv, Inc.	8,643,273
184,616	Lear Corp.	6,716,330

		15,359,603

Oil Refining – 0.6%
254,173	Frontier Oil Corp.	7,459,977

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Shares	Description	Value
Common Stocks – (continued)

Oil Services – 1.0%
220,927	BJ Services Co.	$11,594,249

Paper & Packaging – 1.0%
527,880	Packaging Corp. of America	11,111,874

Parts & Equipment – 2.5%
374,224	American Standard Companies, Inc.	15,687,470
203,283	Cooper Industries, Ltd.	12,989,784

		28,677,254

Property Insurance – 7.2%
246,059	AMBAC Financial Group, Inc.	17,165,076
196,131	Everest Re Group, Ltd.	18,240,183
233,564	PartnerRe Ltd.	15,046,193
299,909	RenaissanceRe Holdings Ltd.	14,767,519
207,493	The PMI Group, Inc.(a)	8,088,077
307,164	Willis Group Holdings Ltd.	10,050,406

		83,357,454

Publishing – 1.4%
442,038	Dow Jones & Co., Inc.	15,670,247

Regional Banks – 6.6%
148,111	Commerce Bancshares, Inc.	7,466,275
558,133	FirstMerit Corp.	14,572,852
326,231	KeyCorp	10,814,558
208,311	M&T Bank Corp.	21,905,985
297,264	Zions Bancorp.	21,857,822

		76,617,492

REITs – 7.6%
410,898	Apartment Investment & Management Co.	16,813,946
317,867	Developers Diversified Realty Corp.	14,609,167
125,621	Equity Residential	4,625,365
27,720	Healthcare Realty Trust, Inc.	1,070,269
592,660	iStar Financial, Inc.(a)	24,648,730
440,349	Plum Creek Timber Co., Inc.	15,984,669
283,161	Prentiss Properties Trust	10,318,387

		88,070,533

Retail Apparel – 5.3%
336,840	Federated Department Stores, Inc.	24,683,635
374,544	J. C. Penney Co., Inc.	19,693,524
288,649	Ross Stores, Inc.	8,344,843
263,890	The Talbots, Inc.	8,568,508

		61,290,510

Semiconductors – 1.0%
210,500	Freescale Semiconductor, Inc.*	4,422,605
221,462	Tessera Technologies, Inc.*	7,399,045

		11,821,650

Specialty Financials – 2.4%
301,715	American Capital Strategies Ltd.(a)	10,894,929
391,126	CIT Group, Inc.	16,806,684

		27,701,613

Tobacco – 0.8%
115,207	Reynolds American, Inc.(a)	9,078,312

Transports – 1.5%
106,833	Landstar System, Inc.*	3,217,810
214,894	Teekay Shipping Corp.(a)	9,433,846
101,652	Yellow Roadway Corp.*(a)	5,163,922

		17,815,578

Trust/ Processors – 1.0%
259,888	Northern Trust Corp.	11,848,294

TOTAL COMMON STOCKS
(Cost $971,772,507)		$1,129,558,803

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement(b) – 4.0%

Joint Repurchase Agreement Account II
$46,200,000	3.41%	07/01/2005	$46,200,000
Maturity Value $46,204,372
(Cost $46,200,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $1,017,972,507)			$1,175,758,803

Shares	Description	Value
Securities Lending Collateral – 6.8%

78,315,675	Boston Global Investment Trust – Enhanced Portfolio	$78,315,675
(Cost $78,315,675)

TOTAL INVESTMENTS – 108.4%
(Cost $1,096,288,182)		$1,254,074,478

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

*	Non-income producing security.

(a)	All or a portion of security is on loan.

(b)	Joint repurchase agreement was entered into on June 30, 2005.

Investment Abbreviations:
REIT	—	Real Estate Investment Trust

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Investments (continued)
June 30, 2005 (Unaudited)

ADDITIONAL INVESTMENT INFORMATION

JOINT REPURCHASE AGREEMENT ACCOUNT II — At June 30, 2005, the Fund had an undivided interest in the following Joint Repurchase Agreement Account II which equaled $46,200,000 in principal amount.

	Principal	Interest	Maturity	Maturity
Repurchase Agreements	Amount	Rate	Date	Value

Banc of America Securities LLC	$1,500,000,000	3.40%	07/01/2005	$1,500,141,667

Barclays Capital PLC	700,000,000	3.40	07/01/2005	700,066,111

Deutsche Bank Securities, Inc.	1,000,000,000	3.40	07/01/2005	1,000,094,444

Deutsche Bank Securities, Inc.	300,000,000	3.45	07/01/2005	300,028,750

Greenwich Capital Markets	400,000,000	3.43	07/01/2005	400,038,111

J.P. Morgan Securities, Inc.	400,000,000	3.41	07/01/2005	400,037,889

Morgan Stanley & Co.	1,000,500,000	3.40	07/01/2005	1,000,594,492

UBS Securities LLC	250,000,000	3.40	07/01/2005	250,023,611

Wachovia Capital Markets	250,000,000	3.40	07/01/2005	250,023,611

Westdeutsche Landesbank AG	500,000,000	3.43	07/01/2005	500,047,639

TOTAL	$6,300,500,000			$6,301,096,325

At June 30, 2005, the Joint Repurchase Agreement Account II was fully collateralized by Federal Farm Credit Bank, 2.50% to 6.70%, due 09/13/2005 to 06/15/2007; Federal Home Loan Bank, 4.37% to 5.49% due 12/22/2008 to 08/15/2011; Federal Home Loan Mortgage Association, 0.00% to 8.00%, due 07/06/2005 to 07/01/2035; Federal National Mortgage Association, 0.00% to 9.50%, due 08/24/2005 to 07/01/2035 and Government National Mortgage Association, 5.50% to 6.50%, due 04/15/2032 to 06/15/2035.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Assets and Liabilities

June 30, 2005 (Unaudited)

Assets:

Investment in securities, at value (identified cost $1,017,972,507)	$1,175,758,803
Securities lending collateral, at value	78,315,675
Cash	44,318
Receivables:
Investment securities sold	15,253,809
Fund shares sold	2,691,866
Dividends and interest	1,660,613
Securities lending income	10,642
Other assets	22,327

Total assets	1,273,758,053

Liabilities:

Payables:
Payable upon return of securities loaned	78,315,675
Investment securities purchased	37,081,934
Amounts owed to affiliates	778,581
Fund shares repurchased	132,363
Accrued expenses	132,147

Total liabilities	116,440,700

Net Assets:

Paid-in capital	903,651,266
Accumulated undistributed net investment income	5,264,063
Accumulated net realized gain on investment transactions	90,615,728
Net unrealized gain on investments	157,786,296

NET ASSETS	$1,157,317,353

Total shares of beneficial interest outstanding, par value $0.001 (unlimited shares authorized)	71,326,628
Net asset value, offering and redemption price per share	$16.23

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement of Operations

For the Six Months Ended June 30, 2005 (Unaudited)

Investment income:

Dividends(a)	$9,021,238
Interest (including securities lending income of $27,111)	516,406

Total income	9,537,644

Expenses:

Management fees	4,011,517
Transfer Agent fees	200,576
Custody and accounting fees	86,940
Printing fees	54,961
Professional fees	24,688
Trustee fees	7,140
Other	13,770

Total expenses	4,399,592

Less — expense reductions	(2,023)

Net Expenses	4,397,569

NET INVESTMENT INCOME	5,140,075

Realized and unrealized gain (loss) on investment transactions:

Net realized gain from investment transactions (including commissions recaptured of $64,265)	74,149,307
Net increase from payment by affiliates to reimburse certain security claims	8,377
Net change in unrealized loss on investments	(13,933,301)

Net realized and unrealized gain on investment transactions	60,224,383

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$65,364,458

(a)	Foreign taxes withheld on dividends were $5,052.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statements of Changes in Net Assets

	For the	For the
	Six Months Ended	Year Ended
	June 30, 2005 (Unaudited)	December 31, 2004
From operations:

Net investment income	$5,140,075	$4,663,695
Net realized gain from investment transactions	74,149,307	96,038,101
Net increase from payment by affiliates to reimburse certain security claims	8,377	—
Net increase from payment by affiliates to reimburse certain brokerage commissions	—	4,488
Net change in unrealized gain (loss) on investments	(13,933,301)	71,810,943

Net increase in net assets resulting from operations	65,364,458	172,517,227

Distributions to shareholders:

From net investment income	—	(4,829,536)
From net realized gain	—	(77,536,102)

Total distributions to shareholders	—	(82,365,638)

From share transactions:

Proceeds from sales of shares	219,001,325	221,280,141
Reinvestment of dividends and distributions	—	82,365,638
Cost of shares repurchased	(44,199,732)	(54,569,105)

Net increase in net assets resulting from share transactions	174,801,593	249,076,674

TOTAL INCREASE	240,166,051	339,228,263

Net assets:

Beginning of period	917,151,302	577,923,039

End of period	$1,157,317,353	$917,151,302

Accumulated undistributed net investment income	$5,264,063	$123,988

Summary of share transactions:

Shares sold	14,155,825	15,134,517
Shares issued on reinvestment of dividends and distributions	—	5,458,182
Shares repurchased	(2,834,458)	(3,828,587)

NET INCREASE	11,321,367	16,764,112

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Financial Highlights

Selected Data for a Share Outstanding Throughout Each Period

		Income (loss) from													Ratios assuming no
		investment operations			Distributions to shareholders										expense reductions

			Net										Ratio of		Ratio of		Ratio of
	Net asset		realized			From		Net asset		Net assets	Ratio of		net investment		total		net investment
	value,	Net	and	Total from	From net	net		value,		at end	net expenses		income		expenses		income		Portfolio
	beginning	investment	unrealized	investment	investment	realized	Total	end of	Total	of period	to average		to average		to average		to average		turnover
Year	of period	income(a)	gain (loss)	operations	income	gain	distributions	period	return(b)	(in 000s)	net assets		net assets		net assets		net assets		rate

For the Six Months Ended June 30, (Unaudited)

2005	$15.28	$0.08	$0.87	$0.95	$—	$—	$—	$16.23	6.22%	$1,157,317	0.88	% (c)	1.03	% (c)	0.88	%(c)	1.03	% (c)	30%
For the Years ended December 31,

2004	13.37	0.10	3.34	3.44	(0.09)	(1.44)	(1.53)	15.28	25.88	917,151	0.88		0.67		0.88		0.67		72
2003	10.61	0.12	2.89	3.01	(0.11)	(0.14)	(0.25)	13.37	28.39	577,923	0.91		1.02		0.91		1.02		64
2002	11.29	0.14	(0.67)	(0.53)	(0.12)	(0.03)	(0.15)	10.61	(4.69)	357,537	0.91		1.20		0.91		1.20		95
2001	10.67	0.14	1.14	1.28	(0.11)	(0.55)	(0.66)	11.29	12.05	243,521	0.93		1.27		0.94		1.26		82
2000	8.42	0.15	2.45	2.60	(0.08)	(0.27)	(0.35)	10.67	31.07	101,657	1.04		1.60		1.22		1.42		101

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions and a complete redemption of the investment at the net asset value at the end of the period. Total returns for the periods less than one full year are not annualized.
(c)	Annualized.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Notes to Financial Statements

June 30, 2005 (Unaudited)

1. ORGANIZATION

Goldman Sachs Variable Insurance Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs Mid Cap Value Fund (the “Fund”). The Fund is a diversified portfolio under the Act.
     Shares of the Trust may be purchased and held by separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Trust are not offered directly to the general public.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities and investment companies traded on a U.S. securities exchange or the NASDAQ system are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/ dealer-supplied valuations or matrix pricing systems. Unlisted equity securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies (other than those that are exchange traded) are valued at the net asset value per share on valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed to be inaccurate by the investment adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.

B. Security Transactions and Investment Income — Security transactions are reflected as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes, if any, which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted.

C. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on the ex-dividend date. Income and capital gains distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gain, or from paid-in-capital.
     In addition, distributions paid by the Fund’s investments in real estate investment trusts (“REITs”) often include a “return of capital” which is recorded by the Fund as a reduction of the cost basis of the securities held. The Code requires a REIT to distribute at least 95% of its taxable income to investors. In many cases, however, because of “non-cash” expenses such as property depreciation, REIT’s cash flow will exceed its taxable income. The REIT may distribute this excess cash to offer a more competitive yield. This portion of the distribution is deemed a return of capital and is generally not taxable to shareholders.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line or pro rata basis depending upon the nature of the expense.

E. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Notes to Financial Statements (continued)
June 30, 2005 (Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Fund is required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

F. Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Fund, including accrued interest, is required to equal or exceed the value of the repurchase agreement, including accrued interest. If the seller defaults or becomes insolvent, realization of the collateral by the Fund may be delayed or limited and there may be a decline in the value of the collateral during the period while the Fund seeks to assert its rights. The underlying securities for all repurchase agreements are held in safekeeping at the Fund’s custodian or designated subcustodians under triparty repurchase agreements.

     Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and terms and conditions contained therein, the Fund, together with other registered investment companies having management agreements with Goldman Sachs Asset Management, L.P. (“GSAM”), or its affiliates, transfers uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements.

G. Commission Recapture — The Fund may direct portfolio trades, subject to obtaining best price and execution, to various brokers who have agreed to rebate a portion of the commissions generated. Such rebates, if any, are made directly to the Fund as cash payments and are included in the net realized gain (loss) on investments in the Statement of Operations.

3. AGREEMENTS

GSAM, an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), serves as investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Fund. Under this Agreement, GSAM manages the Fund, subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAM is entitled to a fee (“Management Fee”) computed daily and payable monthly, at an annual rate equal to 0.80% of the average daily net assets of the Fund.
     At a meeting held on June 16, 2005, the Board of Trustees of the Trust approved a fee reduction commitment for the Fund which will be effective on a contractual basis in 2006. Effective July 1, 2005, GSAM will implement the fee reduction commitment on a voluntary basis and waive a portion of its Management Fee to achieve the following annual rates:

Average Daily Net Assets	Annual Rate

First $2 Billion	0.80%

Over $2 Billion	0.72%

     GSAM has voluntarily agreed to limit certain “Other Expenses” of the Fund (excluding Management Fees, Transfer Agency fees, taxes, interest, brokerage fees and litigation, indemnification, shareholder meeting and other extraordinary expenses exclusive of any expense offset arrangements) to the extent that such expenses exceed, on an annual basis, 0.25% of the average daily net assets of the Fund. GSAM may waive or modify the expense limitation for the Fund, at its discretion, at any time. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAM for prior fiscal year expense reimbursements, if any. For the six months ended June 30, 2005, GSAM made no reimbursements to the Fund.

     In addition, the Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the six months ended June 30, 2005, custody fees were reduced by approximately $2,000.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

3. AGREEMENTS (continued)
     Goldman Sachs also serves as the transfer agent of the Fund for a fee. The fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate of 0.04% of the average daily net assets of the Fund. Goldman Sachs serves as the Distributor of the Fund’s shares at no cost to the Fund.
     At June 30, 2005, the amounts owed to affiliates were approximately $742,000 and $37,000 for Management and Transfer Agent fees, respectively.

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds from sales and maturities of long-term securities for the six months ended June 30, 2005, were $476,018,256 and $297,866,258, respectively. For the six months ended June 30, 2005, Goldman Sachs earned approximately $21,600 of brokerage commissions from portfolio transactions, executed on behalf of the Fund.
     During the six months ended June 30, 2005, GSAM has voluntarily reimbursed the Fund approximately $8,900 for certain class action settlements in which the Fund was eligible to participate.

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the SEC and the terms and conditions contained therein, the Fund may lend its securities through a securities lending agent, Boston Global Advisers (“BGA”) — a wholly owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the six months ended June 30, 2005, is reported parenthetically on the Statement of Operations. For the six months ended June 30, 2005, BGA earned $4,784 in fees as securities lending agent. At June 30, 2005, the Fund loaned securities having a market value of $77,070,664 collateralized by cash in the amount of $78,315,675. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.

6. LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. This committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the six months ended June 30, 2005, the Fund did not have any borrowings under this facility.

7. ADDITIONAL TAX INFORMATION

As of the Fund’s most recent fiscal year end, December 31, 2004, the Fund had certain timing differences on a tax basis of $123,988 related to the recognition of certain REIT dividends for tax purposes.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Notes to Financial Statements (continued)
June 30, 2005 (Unaudited)

7. ADDITIONAL TAX INFORMATION (continued)
     At June 30, 2005, the Fund’s aggregate security unrealized gains and losses based on a cost for U.S. federal income tax purposes was as follows:

Tax cost	$1,096,878,376

Gross unrealized gain	168,297,640
Gross unrealized loss	(11,101,538)

Net unrealized security gain	$157,196,102

     The difference between book-basis and tax basis unrealized gains (losses) is attributable primarily to wash sales.

8. LEGAL PROCEEDINGS

Purported class and derivative action lawsuits were filed in April and May 2004 in the United States District Court for the Southern District of New York against the Goldman Sachs Group, Inc. (“GSG”), GSAM and certain related parties, including certain Goldman Sachs Funds and the Trustees and Officers of the Goldman Sachs Trust (the “GS Trust”). In June 2004 these lawsuits were consolidated into one action and in November 2004 a consolidated and amended complaint was filed against GSG, GSAM, Goldman Sachs Asset Management International (“GSAMI”), Goldman Sachs and certain related parties including certain Goldman Sachs Funds and the Trustees and Officers of the Trust and the GS Trust. Certain investment portfolios of the trust were named as nominal defendants in the amended complaint. The amended complaint alleges violations of the Act and the Investment Advisers Act of 1940. The consolidated and amended complaint also asserts claims involving common law breach of fiduciary duty and unjust enrichment. The consolidated and amended complaint alleges, among other things, that between April 2, 1999 and January 9, 2004 (the “Class Period”), GSAM and other defendants made improper and excessive brokerage commission and other payments to brokers that sold shares of the Goldman Sachs Funds; and omitted statements of fact in registration statements and reports filed pursuant to the Act which were necessary to prevent such registration statements and reports from being materially false and misleading. The consolidated and amended complaint further alleges that the Goldman Sachs Funds paid excessive and improper advisory fees to Goldman Sachs. The consolidated and amended complaint also alleges that GSAM and GSAMI used 12b-1 fees for improper purposes and made improper use of soft dollars. The complaint further alleges that the Trust and the GS Trust’s officers and trustees breached their fiduciary duties in connection with the foregoing. In addition, in March 2005 Jeanne and Don Masden filed a purported class action lawsuit in the United States District Court for the Southern District of New York against GSG, GSAM, Goldman Sachs, the Trustees of the Trust, the GS Trust, and certain related parties. The lawsuit amends a previously-filed complaint, and alleges breaches of fiduciary duties and duties of care owed under federal and state law resulting from a failure to ensure that equity securities held by the Goldman Sachs Funds participated in class action settlements for which they were eligible. Plaintiffs seek compensatory damages, disgorgement of the fees paid to the investment advisers and punitive damages. Based on currently available information, GSAM and GSAMI believe that the likelihood that the pending purported class and derivative action lawsuits will have a material adverse financial impact on the Fund is remote, and the pending actions are not likely to materially affect its ability to provide investment management services to its clients, including the Goldman Sachs Funds.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement Regarding Basis for Approval of Management Agreement (Unaudited)

     The Trustees oversee the management of Goldman Sachs Variable Insurance Trust (the “Trust”), and review the investment performance and expenses of the investment fund covered by this Report (the “Fund”) at regularly scheduled meetings held during the Fund’s fiscal year. In addition, the Trustees determine annually whether to approve and continue the Trust’s investment management agreement (the “Management Agreement”) with Goldman Sachs Asset Management, L.P. (the “Investment Adviser”) for the Fund.

     The Management Agreement was most recently approved by the Trustees, including all of the Trustees who are not parties to the Management Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party thereto (the “Independent Trustees”), on June 16, 2005 (the “Annual Contract Meeting”).
     To assist the Trustees in their deliberations at the Annual Contract Meeting, and in addition to the reviews of the Fund’s investment performance, expenses and other matters at other regularly scheduled meetings, the Trustees have a Contract Review Committee (the “Committee”) whose members include all of the Independent Trustees. The Committee held meetings on November 3, 2004, February 9, 2005 and May 11, 2005. At these Committee meetings, the Independent Trustees considered matters relating to the Management Agreement including: (a) the Fund’s management fee arrangements; (b) the Investment Adviser’s undertaking to reimburse certain expenses of the Fund that exceed a specified level; (c) the Investment Adviser’s potential economies of scale and a proposal to implement a breakpoint for the fees payable by the Fund under the Management Agreement; (d) the relative expense level of the Fund; (e) the Investment Adviser’s profitability with respect to the Trust and the Fund; (f) the quality of the services provided to the Fund; (g) the statutory and regulatory requirements applicable to the approval and continuation of mutual fund investment management agreements; and (h) industry practices relating to such approvals.
     At the Annual Contract Meeting the Trustees reviewed the matters that were considered at the Committee meetings and also considered additional matters including: (a) the Fund’s investment performance; (b) the quality of the Investment Adviser’s services; (c) the structure, staff and capabilities of the Investment Adviser and its portfolio management team; (d) the groups within the Investment Adviser that support the portfolio management team, including the legal and compliance departments, the valuation oversight group, the business planning team and the technology group; (e) the Investment Adviser’s business continuity and disaster recovery planning; (f) the Investment Adviser’s financial resources and its ability to hire and retain talented personnel; (g) the fees received by the Investment Adviser’s affiliates from the Fund for transfer agency, securities lending and other services; (h) the fees charged by the Investment Adviser to other types of clients; (i) the terms of the Management Agreement; (j) the administrative services provided under the Management Agreement, including the oversight by the Investment Adviser of the Fund’s other service providers; and (k) the Investment Adviser’s brokerage policies, trade aggregation and allocation policies and employee trading practices. At the Annual Contract Meeting, the Trustees also considered at further length the fees and expenses paid by the Fund, the Fund’s expense trends over time, and the proposed breakpoint in the contractual fee rate under the Management Agreement.
     In connection with the Committee meetings and the Annual Contract Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel regarding their responsibilities under applicable law. Also, in conjunction with these meetings, the Trustees attended separate sessions at which the Trustees reviewed the commission rates paid by the Fund on brokerage transactions, and the Investment Adviser’s receipt of research services in connection with those transactions. Information was also provided to the Trustees relating to revenue sharing by the Investment Adviser, portfolio manager compensation and other matters. During the course of their deliberations, the Independent Trustees met in executive sessions without employees of the Investment Adviser present.
     In evaluating the Management Agreement at the Annual Contract Meeting, the Trustees relied upon their knowledge, resulting from their meetings and other interactions throughout the year, of the Investment Adviser, its services and the Fund. At those meetings the Trustees received materials relating to the Investment Adviser’s investment management and other services under the Management Agreement, including: (a) information on the investment performance of the Fund in comparison to other mutual funds and benchmark performance indices; (b) general investment outlooks in the markets in which the Fund invests; (c) compliance reports; and (d) expenses borne by the Fund.
     In connection with their approval of the Management Agreement, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. As part of their review, the Trustees considered the nature, extent and quality of the services provided by the Investment Adviser. In this regard, the Trustees considered both the investment advisory services, and the other non-advisory services, that are provided to the Fund by the Investment Adviser and its affiliates. These services include services as the Fund’s transfer agent, securities lending agent and distributor. In addition,

 GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Statement Regarding Basis for Approval of Management Agreement (Unaudited) (continued)

affiliates of the Investment Adviser receive compensation in connection with the execution of Fund’s portfolio securities transactions. The Trustees concluded that the Investment Adviser was both able to commit substantial financial and other resources to the operations of the Fund and had, in fact, committed those resources in multiple areas including portfolio management, trading, technology, human resources, tax, treasury, legal, compliance and risk management. The Trustees also believed that the Investment Adviser had made significant commitments to address new regulatory compliance requirements applicable to the Fund and the Investment Adviser, including education and training initiatives.

     The Trustees also considered the investment performance of the Fund and the Investment Adviser. In this regard, the Trustees compared the investment performance of the Fund to the performance of other SEC-registered funds and to rankings and ratings issued by a third-party consultant. The Trustees also reviewed the Fund’s investment performance relative to its performance benchmark. This information on the Fund’s investment performance was provided for one, three and five year periods. In addition, the Trustees considered the investment performance trends of the Fund over time, and reviewed the investment performance of the Fund in light of its investment objective and policies, as well as in light of periodic analyses of its risk profile. The Trustees believed that the Fund was providing competitive performance for long-term investors.
     The Board of Trustees also considered the contractual fee rate payable by the Fund under the Management Agreement. In this regard, information on the services rendered by the Investment Adviser to the Fund, the fees paid by the Fund and the Fund’s total operating expense ratios (before and after expense reimbursements) were compared to similar information for mutual funds advised by other, unaffiliated investment management firms. Most of the comparisons of the Fund’s fee rate and total operating expense ratios were prepared by a third-party consultant. These comparisons assisted the Trustees in evaluating the reasonableness of the management fees paid by the Fund.
     More particularly, the Trustees reviewed analyses prepared by a third party consultant of the expense rankings of the Fund. The analyses provided a comparison of the Fund’s management fees to a relevant peer group and a category universe; an expense analysis which compared the Fund’s expenses to a peer group and a category universe; and a five-year history comparing the Fund’s expenses to the category average. The analyses also compared the Fund’s transfer agency fees, custody and accounting fees and other expenses to a peer group and median. In addition, the Trustees considered the Investment Adviser’s undertaking to limit the Fund’s total expense ratio (excluding certain expenses) to a specified level.
     The Board of Trustees also considered the reduction in the contractual fee rate under the Management Agreement for the Fund that was proposed for approval at the Annual Contract Meeting. At the Annual Contract Review Meeting the Board approved the implementation of a breakpoint in the Fund’s contractual management fee rate at the following annual percentage of the average daily net assets of the Fund: 0.80% on the first $2 billion and 0.72% over $2 billion. The new breakpoint was implemented initially on a voluntary basis effective July 1, 2005, and will ultimately be implemented on a contractual basis within twelve months.
     In approving the new fee breakpoint, the Trustees reviewed information regarding the Investment Adviser’s potential economies of scale, and whether the Fund and its shareholders were participating in the benefits of these economies. In this regard, the Trustees considered the amount of assets in the Fund; the information provided by the Investment Adviser relating to the costs of the services provided by the Investment Adviser and its affiliates and the profits realized by them; and information comparing fee rates charged by the Investment Adviser with fee rates charged by other, unaffiliated investment managers to other mutual funds. The Trustees agreed that the fee breakpoint was a way to ensure that benefits of scalability would be passed along to shareholders at the specified asset level.
     The Trustees also considered the other benefits derived by the Investment Adviser and its affiliates from the Fund as stated above, including the fees received by them for transfer agency, securities lending, and brokerage services, and the brokerage and research services received by the Investment Adviser in connection with the placement of brokerage transactions for the Fund. In addition, the Trustees reviewed the Investment Adviser’s pre-tax revenues and pre-tax margins with respect to the Trust and the Fund. In this regard the Trustees reviewed, among other things, profitability analyses and summaries, revenue and expense schedules and expense allocation methodologies.
     After deliberation, the Trustees concluded that the management fees paid by Fund were reasonable in light of the services provided by the Investment Adviser, its costs and the Fund’s current and reasonably foreseeable asset levels, and that the Management Agreement should be approved and continued.

GOLDMAN SACHS VARIABLE INSURANCE TRUST MID CAP VALUE FUND

Fund Expenses (Unaudited) — Six Month Period Ended June 30, 2005

As a shareholder of the Fund, you incur ongoing costs, including management fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from January 1, 2005 through June 30, 2005.

Actual Expenses — The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual annualized expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. As a shareholder of the Fund, you do not incur any transaction costs, such as sales charges (loads), redemption fees, or exchange fees, but shareholders of other funds may incur such costs. The second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds whose shareholders may incur transaction costs.

			Expenses Paid
			for the
	Beginning	Ending	6 months
	Account Value	Account Value	ended
	1/1/05	6/30/05	6/30/05*

Actual	$1,000	$1,062.20	$4.48
Hypothetical 5% return	1,000	1,020.45 +	4.39

*	Expenses are calculated using the Fund’s annualized expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended June 30, 2005. Expenses are calculated by multiplying the annualized expense ratio by the average account value for the period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the fiscal year. The annualized expense ratio for the period was 0.88%.
+	Hypothetical expenses are based on the Fund’s actual annualized expense ratios and an assumed rate of return of 5% per year before expenses.

TRUSTEES	OFFICERS
Ashok N. Bakhru, Chairman	Kaysie P. Uniacke, President
John P. Coblentz, Jr.	James A. Fitzpatrick, Vice President
Patrick T. Harker	James A. McNamara, Vice President
Mary Patterson McPherson	John M. Perlowski, Treasurer
Alan A. Shuch	Howard B. Surloff, Secretary
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

GOLDMAN, SACHS & CO. Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

Visit our internet address: www.gs.com/funds to obtain the most recent month-end returns.

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available, without charge, upon request by calling 1-800-621-2550 and on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“the Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Commission’s website at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-621-2550.

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider the Fund’s objectives, risks and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of June 30, 2005 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Fund is subject to the risk of rising and falling stock prices. In recent years, the U.S. stock market has experienced substantial price volatility.

Toll Free (in U.S.): 800-292-4726

This report is prepared for the general information of contract owners and is not an offer of shares of the Goldman Sachs Variable Insurance Trust: Mid Cap Value Fund.

© Copyright 2005 Goldman, Sachs & Co. All rights reserved. Date of first use: August 19, 2005

VITMIDCAPSAR